                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO.  _____   )*


                          AMERICAN CLASSIC VOYAGES CO.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, PAR VALUE $.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                024928  10  3
                          -------------------------
                               (CUSIP Number)






*The remainder of this cover page shall be filled our for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

-------------------------                                    -------------------
CUSIP NO.   024928  10  3               13G                  PAGE  2    OF    10
-------------------------                                    -------------------

--------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
             PERSON

                Equity Group Investments, Inc.
                36-3446463
--------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a) [X]

                                                                  (b) [ ]
--------------------------------------------------------------------------------
      3      SEC USE ONLY

--------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OF ORGANIZATION

               Illinois
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER

                       ---------------------------------------------------------
                          6      SHARED VOTING POWER
         NUMBER OF                    7,283,747
           SHARES      ---------------------------------------------------------
        BENEFICIALLY      7      SOLE DISPOSITIVE POWER
          OWNED BY
       EACH REPORTING  ---------------------------------------------------------
        PERSON WITH       8      SHARED DISPOSITIVE POWER
                                      7,283,747

--------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             7,283,747
--------------------------------------------------------------------------------
     10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              52%
--------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*

              CO
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------                                    -------------------
CUSIP NO.   024928  10  3               13G                  PAGE  3    OF    10
-------------------------                                    -------------------

--------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
             PERSON

                EGI Holdings, Inc.
                36-4175553
--------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [X]

                                                                  (b) [ ]
--------------------------------------------------------------------------------
      3      SEC USE ONLY

--------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OF ORGANIZATION

                Illinois
--------------------------------------------------------------------------------
                           5      SOLE VOTING POWER

                       ---------------------------------------------------------
                           6      SHARED VOTING POWER
         NUMBER OF                    3,641,873
          SHARES       ---------------------------------------------------------
        BENEFICIALLY       7      SOLE DISPOSITIVE POWER
         OWNED BY
       EACH REPORTING  ---------------------------------------------------------
        PERSON WITH        8      SHARED DISPOSITIVE POWER
                                      3,641,873

--------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,641,873
--------------------------------------------------------------------------------
     10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               26%
--------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*

               CO
--------------------------------------------------------------------------------


                     *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------                                    -------------------
CUSIP NO.   024928  10  3                13G                 PAGE  4    OF    10
-------------------------                                    -------------------

      1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
             PERSON

               EGIL Investments, Inc.
               36-4175555
--------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [X]

                                                                    (b) [ ]
--------------------------------------------------------------------------------
      3      SEC USE ONLY


--------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OF ORGANIZATION

               Illinois
--------------------------------------------------------------------------------
                      5      SOLE VOTING POWER

                      ----------------------------------------------------------
                      6      SHARED VOTING POWER
        NUMBER OF                  3,641,874
         SHARES       ----------------------------------------------------------
       BENEFICIALLY   7      SOLE DISPOSITIVE POWER
        OWNED BY
      EACH REPORTING  ----------------------------------------------------------
       PERSON WITH    8      SHARED DISPOSITIVE POWER
                                   3,641,874

--------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,641,874
--------------------------------------------------------------------------------
     10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               26%

--------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*

               CO

--------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------                                    -------------------
CUSIP NO.   024928  10  3             13G                    PAGE   5   OF    10
-------------------------                                    -------------------

--------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
             PERSON

               Samstock, L.L.C.
               36-4156890
--------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [X]

                                                                   (b) [ ]
--------------------------------------------------------------------------------
      3      SEC USE ONLY

--------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                      5      SOLE VOTING POWER
                                     52,500
                      ----------------------------------------------------------
                      6      SHARED VOTING POWER
       NUMBER OF
         SHARES       ---------------------------------------------------------
      BENEFICIALLY    7      SOLE DISPOSITIVE POWER
        OWNED BY                       52,500
      EACH REPORTING  ---------------------------------------------------------
      PERSON WITH     8      SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             52,500
--------------------------------------------------------------------------------
     10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               .37%
--------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*

               OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------                                    -------------------
CUSIP NO.   024928  10  3              13G                   PAGE  6    OF    10
-------------------------                                    -------------------

--------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
             PERSON

               Anda Partnership
               88-0132846
--------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [X]

                                                                (b)  [ ]
--------------------------------------------------------------------------------
      3      SEC USE ONLY

--------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OF ORGANIZATION

               Nevada
--------------------------------------------------------------------------------
                      5      SOLE VOTING POWER
                                  52,500
                      ----------------------------------------------------------
                      6      SHARED VOTING POWER
       NUMBER OF
        SHARES        ----------------------------------------------------------
     BENEFICIALLY     7      SOLE DISPOSITIVE POWER
      OWNED BY                     52,500
    EACH REPORTING    ----------------------------------------------------------
     PERSON WITH      8      SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             52,500
--------------------------------------------------------------------------------
     10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                .37%
--------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*

                PN
--------------------------------------------------------------------------------


                     *SEE INSTRUCTION BEFORE FILLING OUT!

                          AMERICAN CLASSIC VOYAGES CO.
                          COMMON STOCK, PAR VALUE $.01
                            CUSIP NUMBER 024928 10 3



ITEM 1(a).       NAME OF ISSUER

                 American Classic Voyages Co.

ITEM 1(b).       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                 Two North Riverside Plaza
                 Suite 200
                 Chicago, Illinois  60606

ITEM 2(a).       NAME OF PERSON FILING

                 This Schedule 13G is being filed by:

                 Equity Group Investments, Inc. ("EGI")
                 EGI Holdings, Inc. ("Holdings")
                 EGIL Investments, Inc. ("Investments")
                 Samstock, L.L.C. ("Samstock")
                 Anda Partnership ("Anda")

                 This above entities are each a "Reporting Person" and collectively are the "Reporting Persons".

ITEM 2(b).       ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                 The business address for the Reporting Persons is:

                 Two North Riverside Plaza
                 Chicago, Illinois 60606

ITEM 2(c).       CITIZENSHIP

                 The Reporting Persons' state of organization is as follows:

                 Equity Group Investments, Inc.                    Illinois
                 EGI Holdings, Inc.                                Illinois
                 EGIL Investments, Inc.                            Illinois
                 Samstock, L.L.C.                                  Delaware
                 Anda Partnership                                  Nevada




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
ITEM 2(d).       TITLE OF CLASS OF SECURITIES

                 Securities reported herein are shares of common stock, par value $.01 per share ("Common Stock").

ITEM 2(e).       CUSIP NUMBER

                 The CUSIP number is 024928  10  3.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A

                 Not applicable.

ITEM 4.          OWNERSHIP

                 The Reporting Persons collectively, own 7,388,747 shares of Common Stock, or 52.75% of the issued and outstanding shares of Common Stock. As Holdings and Investments are each wholly owned subsidiaries of EGI, EGI and Holdings share the power to vote or to direct the vote of 3,641,873 shares of Common Stock and share the power to dispose or to direct the disposition of 3,641,873 shares of Common Stock and EGI and Investments share the power to vote or to direct the vote of 3,641,874 shares of Common Stock and share the power to dispose or the disposition of 3,641,874 shares of Common Stock. Samstock has the sole power to vote or to direct the vote of 52,500 shares of Common Stock and the sole power to dispose or to direct the disposition of 52,500 shares of Common Stock. Anda has the sole power to vote or to direct the vote of 52,500 shares of Common Stock and the sole power to dispose or to direct the disposition of 52,500 shares of Common Stock.

ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                 Not applicable.

ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                 Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                 Not applicable.




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





ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                Not applicable.

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP

                Not applicable.

ITEM 10.        CERTIFICATE

                Not applicable.





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                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 17, 1998




EQUITY GROUP INVESTMENTS, Inc.                   EGI HOLDINGS, Inc.


By: /s/  Sheli Z. Rosenberg                      By: /s/  Sheli Z. Rosenberg
    ---------------------------------                ---------------------------
    Sheli Z. Rosenberg                               Sheli Z. Rosenberg
    Its:  President and                              Its:  Vice President
          Chief Executive Officer



EGIL INVESTMENTS, Inc.                           SAMSTOCK, L.L.C.


By: /s/  Mark Slezak                             By: /s/  Sheli Z. Rosenberg
    ---------------------------------                ---------------------------
         Mark Slezak                                 Sheli Z. Rosenberg
         Its:  Vice President                        Its:  Vice President


ANDA PARTNERSHIP
By:      Ann Only Trust, a general
         partner


By: /s/  Ann Lurie
    ---------------------------------
         Ann Lurie
         Its:  Trustee




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